Exhibit 14.1

Transportation Technologies Industries, Inc.

Code of Conduct and Business Ethics

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INTRODUCTION

          Transportation Technologies Industries, Inc. and each subsidiary thereof (together, “TTI” or the “Company”) has a strong commitment to business ethics and to complying with the laws that govern the conduct of our businesses worldwide. We believe that a commitment to honesty and integrity is a valuable asset that builds trust with our customers, suppliers, employees, shareholders and the communities in which we operate. To implement our commitment, we have developed this Code of Conduct and Business Ethics (the “Code”).

          This Code is intended to be a codification of standards that are reasonably designed to deter wrongdoing and to promote:

     1. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     2. Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

     3. Compliance with applicable governmental laws, rules and regulations;

     4. The prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

     5. Accountability for adherence to the Code.

          We have also established a compliance program (the “Compliance Program”) that is intended to ensure that we have in place policies and systems designed to prevent and detect violations of that Code or any applicable law, policy or regulation. By design, the Code goes beyond the requirements of applicable law in certain respects.

          SCOPE

          The Code applies to all directors and employees (together, “Covered Individuals”) of TTI, unless specifically provided otherwise herein. In addition, upon the hiring of any agent or consultant of the Company, such agent or consultant will be provided with a copy of the Code and will be advised that their conduct, to the extent applicable, must be in conformance with the Code.

          COMPLIANCE PROGRAM RESOURCES

          As part of our Compliance Program, we have appointed a Compliance Director (the “Compliance Director”). The Compliance Director will forward to the Chairman of the Audit Committee of the Board of Directors reports of any violation related to the Company’s financial practices and dealings. We have also established a compliance “hotline.” The name and contact information for the Compliance Director and compliance hotline is provided in Annex A attached hereto.

          These resources are available to report violations and may be used to address questions concerning the Code and Compliance Program. We encourage all Covered Individuals to ask questions regarding the application of the Code. Employees may direct such questions to their manager (in the absence of an actual or potential conflict of interest) or the Compliance Director directly or via the compliance hotline. Directors may direct such questions to the Nominating and Governance Committee of the Board of Directors.

          RESPONSIBILITIES

          While each Covered Individual is ultimately responsible for his or her compliance with the Code, every manager will also be responsible for administering the Code as it applies to employees and operations within that manager’s area of supervision. Managers should coordinate these tasks with appropriate compliance personnel. Managers may not delegate this responsibility.

          REPORTING

          If an employee observes or becomes aware of a situation that the employee perceives to be a violation of the Code, the employee has an obligation to notify his or her manager, or the Compliance Director directly or via the compliance hotline operator (together, “Compliance Officers”) unless the Code directs otherwise. Violations involving a manager should be reported directly to a Compliance Officer, not to or through the manager. In any case, when a manager receives a report of a violation, it will be the manager’s responsibility to handle the matter in consultation with the Compliance Director. Callers to the compliance hotline will be treated fairly and respectfully. If an employee reporting a violation wishes to maintain anonymity, all reasonable steps will be taken to keep the caller’s identity confidential. All communications will be taken seriously.

          Directors that observe or become aware of a situation that they perceive to be a violation of the Code have an obligation to notify a member of the Nominating and Governance Committee of the Board of Directors unless the Code directs otherwise.

          The Company prohibits any form of retaliation against individuals who report any violation of the Code or who cooperate in the investigation of such reports. In accordance with this policy, the Company will take appropriate disciplinary action for any such retaliation, up to and including termination.

          TRAINING

          In order to make sure that all Covered Individuals understand their responsibilities under the Code, the Compliance Program includes training requirements. New employees will receive an introductory briefing on the elements of the Code as part of their orientation. Additionally, all Covered Individuals whose functions or responsibilities involve compliance with the laws, regulations or standards of conduct applying to our operations will receive additional specialized training, including participation in periodic training sessions.

          AVAILABILITY

          The Code is available in printed form and also on the Company’s website at www.tti-inc.com. Every Covered Individual must read and understand the Code.

THE CODE

     A. CONDUCT AND DISCIPLINE

          The Company’s objective is to maintain a creative, safe, productive and positive work environment. In order to provide such an environment (and also to comply with laws applicable to our businesses and ensure our ability to provide high quality products and services to customers), we have adopted this Code, which establishes rules and standards regarding the behavior and performance of Covered Individuals. This Code constitutes a part of the terms and conditions of employment of each employee of the Company. Violations of the rules embodied in this Code will not be tolerated and will subject those responsible to disciplinary action.

          Any waiver of the Code for directors and executive officers shall be approved by the Board of Directors and disclosed, along with the reasons for such waiver, in a current report on Form 8-K within five days of the grant of such waiver.

          While it is not possible to list all forms of prohibited conduct, examples of prohibited conduct which will subject the individual involved to disciplinary action up to, and including, termination include threatened, implied, or actual violence of any kind; violation of the Company’s security policy, including unauthorized possession of weapons on Company premises; deliberate damage to or theft of property belonging to the Company, a customer, or a fellow employee; conviction of a crime involving a breach of trust or dishonesty or conviction of any other offense deemed inconsistent with employment by the Company; any other acts of dishonesty; and unauthorized or illegal use or sale of alcohol or drugs.

     B. CONFLICT OF INTEREST/CORPORATE OPPORTUNITIES

          Covered Individuals have an obligation to conduct business within guidelines that prohibit actual or potential conflicts of interest. This policy establishes only the framework within which the Company wishes the business to operate. The purpose of these guidelines is to provide general direction so Covered Individuals can seek further clarification on issues related to the subject of acceptable standards of operation. Questions and concerns with respect to actual or potential conflicts of interest should be communicated to a Compliance Officer, in the case of employees, or the Nominating and Governance Committee, in the case of directors.

          Transactions with outside firms must be conducted within a framework established and controlled by the senior management of the Company. Business dealings with outside firms should not result in unusual gains for those firms. Unusual gain refers to bribes, product bonuses, special fringe benefits, unusual price breaks, and other windfalls designed to ultimately benefit either the employer, the employee, or both. Promotional plans that could be interpreted to involve unusual gain require specific executive-level approval.

          An actual or potential conflict of interest occurs when a Covered Individual is in a position to influence a decision that may result in a personal gain for that individual or for a relative as a result of the Company’s business dealings. For the purposes of this policy, a relative is any person who is related by blood or marriage, or whose relationship with the individual is similar to that of persons who are related by blood or marriage. Personal gain may result not only in cases where a Covered Individual or relative has a significant ownership in a firm with which the Company does business, but also when a Covered Individual or relative receives any kickback, bribe, substantial gift, or special consideration as a result of any transaction or business dealings involving the Company.

          Covered Individuals may not receive any income or material gain from persons outside the Company for materials produced or services rendered while employed by, or serving on the Board of Directors of, the Company.

          No “presumption of guilt” is created by the mere existence of a relationship with outside firms. However, if Covered Individuals have any influence on transactions involving purchases, contracts, or leases, it is imperative that they fully disclose to a Compliance Officer or Nominating and Governance Committee, as applicable, as soon as possible, the existence of any actual or potential conflict of interest so that safeguards can be established to protect all parties.

          Employees are not allowed to work directly for a relative who is also an employee of the Company.

          Full-time employees have a primary, professional obligation and duty to the Company and to its shareholders. Therefore, all such employees should keep any outside activity (such as self-employment) totally separate from employment with the Company. Full-time employees are expected to devote the use of the Company’s time working on behalf of the Company. Unless expressly authorized by the Compliance Director, no outside activities should involve the use of the Company’s time, name, influence, assets, funds, materials, facilities or employees. Any appointment of an employee to a governmental commission, service organization or professional body that would involve designating the employee as representative of the Company requires pre-approval by the Compliance Director. Conflicts of interest may not always be clear cut, so if an employee has any questions regarding a possible conflict of interest he or she should consult the Compliance Director for guidance.

          Covered Individuals are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No Covered Individual may use corporate property, information, or position for improper personal gain, or compete with the Company directly or indi-

rectly. Covered Individuals owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

     C. CONFIDENTIALITY

          As a Covered Individual, you will have access to proprietary and confidential information concerning the Company’s business and the business of the Company’s customers and suppliers. You are required to keep such information confidential during your employment as well as thereafter, and not to use, disclose or communicate that confidential information other than in your role as a Covered Individual.

          Serious problems could be caused by the unauthorized disclosure of information pertaining to internal matters or developments, or by the unauthorized disclosure of any non-public, privileged or proprietary information. In addition to possibly violating the law, such disclosure could, among other things, competitively disadvantage the Company or breach the confidence of a customer of the Company.

          The use of the term “confidential information” includes information in whatever form regarding the business, accounts, finances, trading, planning, software or know-how of the Company and existing or prospective customers or clients. It also includes such information designated by the Company as confidential or information that a Covered Individual is aware is subject to an obligation of confidentiality. Company records, reports, data, software and documents are confidential and employees are not permitted to disclose or release them to persons who are not directors, officers or employees of the Company, remove them or make copies of them, in whole or in part, without prior written approval of their manager.

          Except as required in the performance of an employee’s duties, or if required by law after consulting with the Company’s Compliance Director, employees should not discuss Company business with anyone who does not work for the Company and never discuss confidential business transactions with anyone, including another Company employee, who does not have a direct association with the transaction. Furthermore, employees should refrain from discussing or disclosing confidential information while in any non-private setting.

          In addition, employees owe a continuing obligation of confidentiality after leaving the Company’s employment. Employees may not disclose the Company’s confidential information to any third party after leaving employment except with the prior written consent of the Company or as required by applicable law.

          Any violation of this policy on confidentiality will be grounds for disciplinary action, up to and including immediate termination of employment, in addition to any other remedies available at law.

     D. CORPORATE COMMUNICATIONS POLICY

          The Company strives to be consistent in its communications with others. To achieve this goal, all contact with (1) investors and analysts should be handled by the Chief Executive Officer or Chief Financial Officer, and (2) members of the media should be handled by the Chief Executive Officer or Chief Financial Officer. Employees of the Company should direct any and all inquiries from (1) investors or analysts to the Chief Financial Officer, and (2) members of the media to the Chief Executive Officer or Chief Financial Officer, in each case including requests for information and interviews. Employees who may be exposed to media contact, for example when attending conferences or making presentations, should be aware that the Company’s standard corporate policy is not to comment on rumors or speculation regarding its activities. All inquiries from regulatory authorities or government representatives should be referred to the Compliance Director.

     E. DRUGS AND ALCOHOL

          The Company prohibits the unauthorized use of alcoholic beverages while on Company premises, on Company time, or reporting for work while under the influence of alcohol. Likewise, the Company prohibits the unlawful possession, manufacture, sale, distribution or use of a controlled substance, or reporting for work while under the influence of such a substance, other than medically prescribed drugs. This policy also requires that the Company abide by applicable laws and regulations relative to the use of alcohol or other controlled substances.

     F. POLICY AGAINST DISCRIMINATION

          The Company prohibits discrimination against any employee or prospective employee on the basis of sex, race, color, age, religion, sexual preference, marital status, national origin, disability, ancestry, political opinion or any other basis prohibited by the laws that govern our operations.

     G. POLICY AGAINST HARASSMENT

          The Company prohibits all forms of unlawful harassment. The Company expects all personnel to adhere to a simple standard, namely, that all employees must be treated with respect. The Company will vigorously enforce its policy regarding harassment. All employees are expected to understand what constitutes harassment and accordingly avoid behavior or situations which could have the appearance of, or be interpreted as, harassment of another person. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

          If an employee feels that he or she has been the victim of any form of harassment, he or she should immediately contact a Compliance Officer directly or via the compliance hotline, or the employee’s Director of Human Resources. If the employee fails to report the occurrence of an alleged harassment within a reasonable time, the Company’s ability to conduct a thorough investigation and respond effectively to the situation may be limited. For this reason, employees are encouraged, if they feel that they have been the target of harassment, to report the incident immediately. If the circumstances are such that an employee does not feel comfortable reporting the incident to his or her department manager, he or she may report it to a Compliance Officer directly or via the compliance hotline. Any harassment reported to a manager must be reported by that manager to the Compliance Director or the employee’s Director of Human Resources.

     H. SECURITIES TRADING

          All Covered Individuals are responsible for reviewing, understanding and complying with the Company’s insider trading policy (the Company’s “Trading Guidelines”). The Company’s Trading Guidelines are available in print form, as well as on the Company’s website.

     I. ELECTRONIC COMMUNICATION

          Electronic communications include all aspects of voice, video, and data communications, such as voice mail, e-mail, fax, and Internet. Employees should use electronic communications for business purposes and refrain from personal use. Among other things, you should not participate in any online forum where the business of the Company or its customers or suppliers is discussed: this may give rise to a violation of the Company’s confidentiality policy or subject the Company to legal action for defamation. The Company reserves the right to inspect all electronic communications involving the use of the Company’s equipment, software, systems, or other facilities (“Systems”) and employees should not have an expectation of privacy when using Company Systems.

     J. INTEGRITY OF RECORDS,
          ACCOUNTING AND REPORTING

          Accuracy and reliability in the preparation of all business records is mandated by law and is of critical importance to the Company’s decision-making process and to the full, fair, accurate, timely and understandable disclosure of the Company’s financial, legal and reporting obligations, including, but not limited to, reporting obligations with the Nasdaq Stock Market, Inc. (“Nasdaq”) and the SEC. The books and records provisions of the U.S. Foreign Corrupt Practices Act (the “FCPA”) and other applicable laws require the Company to maintain accurate books and records and to devise an adequate system of internal controls. Such laws may provide for criminal and civil penalties for violations of these requirements.

          All business records, expense accounts, vouchers, bills, payrolls, service records, reports to government agencies and other reports must accurately reflect the facts. All corporate funds and assets must be recorded in accordance with Company procedures. The books and records of the Company must be prepared with care and honesty and must accurately reflect each transaction recorded therein. It is the Company’s policy that all transactions will be recorded promptly and documented properly and accurately on the books of the Company. False or misleading entries in such records are unlawful and are not permitted. No undisclosed or unrecorded funds or assets shall be established for any purpose.

     K. ENTERTAINMENT, GIFTS AND PAYMENTS

          The Company will procure, and also provide, goods and services to be used in its business based on service, quality and other relevant business considerations. Accordingly, decisions relating to the procurement and provision of goods and services should always be free from even a perception that favorable treatment was sought, received or given as the result of furnishing or receiving gifts, favors, hospitality, entertainment or other similar gratuity. The giving or receiving of anything of value to induce such decisions is prohibited.

          The payment of Company funds to any officer, employee or representative of any customer or supplier in order to obtain any benefit is strictly prohibited. The competitive appeal of the Company’s services and products must be based on their quality, price and other legitimate attributes recognized in the marketplace.

          Covered Individuals shall not seek or accept any personal gifts, payments, fees, services, valuable privileges, vacations, or pleasure trips without a business purpose, or loans from any person or business organization that does or seeks to do business with, or is a competitor of, the Company. Covered Individuals shall not accept anything of value in exchange for referring business opportunities to another business.

          Gifts or entertainment of nominal value motivated by commonly accepted business courtesies may be offered or accepted, but not if such gifts or entertainment would reasonably be expected to cause favoritism or a sense of obligation to the donor. Spousal travel which is intended to be reimbursed by the Company or by a customer or supplier must be pre-approved by the Compliance Director, as must gifts to government officials. Meals or entertainment provided by or to a potential customer or supplier must be reasonable, must be for a business purpose, and must not occur on an unreasonably repetitive basis. Meals or entertainment may not be supplied to a customer if it would violate a known customer policy. If an unsolicited gift of more than nominal value is received, the gift should be returned with a polite note explaining Company policy.

     L. ANTITRUST AND COMPETITION

          The activities of the Company are subject to antitrust and competition laws. Employees are required to consult with the Compliance Director on all antitrust-sensitive matters.

          In general, antitrust and anti-competition laws prohibit agreements or actions that may restrain trade or reduce competition. Violations include agreements among competitors to fix or control prices or to allocate territories or markets.

     M. HEALTH, SAFETY AND ENVIRONMENTAL PROTECTION

          The Company will conduct its business in a manner designed to protect the health and safety of its employees, its customers, the public and the environment. The Company’s policy is to comply with all applicable governmental health, safety and environmental requirements. Any departure or suspected departure from this policy must be reported promptly.

ANNEX A

COMPLIANCE CONTACT INFORMATION

COMPLIANCE DIRECTOR

NAME	LOCATION	E-MAIL	TEL.	FAX
Kenneth M. Tallering	980 N. Michigan Ave. Suite 1000 Chicago, IL 60611	Ktalleri@tti-inc.com	312-280-8844	312-280-4820

COMPLIANCE HOTLINE NUMBER